                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              PAXAR CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               PAXAR CORPORATION

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 25, 1995

To the Shareholders of PAXAR Corporation:

     Notice is hereby given that the Annual Meeting of Shareholders of PAXAR Corporation, a New York corporation, will be held on April 25, 1995, at the Intercontinental Hotel, 111 East 48th Street, New York, New York 10017, at 9:30 a.m., for the following purposes:

          1. To elect four Directors of the Company to serve for the ensuing two years and until their successors are duly elected and qualified;

          2. To ratify the appointment of Arthur Andersen LLP, as the Company's independent public accountants for the year ended December 31, 1995; and

          3. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     Only Shareholders of record at the close of business on March 24, 1995, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                          By Order of the Board of Directors,

                                          JACK PLAXE,
                                          Secretary

Pearl River, New York
March 30, 1995

                                   IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND RETURN IT TO THE COMPANY. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED, AND SHAREHOLDERS EXECUTING PROXIES MAY ATTEND THE MEETING AND VOTE IN PERSON SHOULD THEY SO DESIRE.

                               PAXAR CORPORATION

                           275 NORTH MIDDLETOWN ROAD
                          PEARL RIVER, NEW YORK 10965
                           -------------------------

                                PROXY STATEMENT
                           -------------------------

     The Board of Directors of PAXAR Corporation (the "Company") presents this Proxy Statement to all Shareholders and solicits their proxies for the Annual Meeting of Shareholders to be held on April 25, 1995. All proxies duly executed and received will be voted on all matters presented at the Annual Meeting in accordance with the instructions given by such proxies. In the absence of specific instructions, proxies so received will be voted for the named nominees for election to the Company's Board of Directors and for the ratification of Arthur Andersen LLP, as the Company's independent public accountants. The Board of Directors does not anticipate that any of its nominees will be unavailable for election and does not know of any other matters that may be brought before the Annual Meeting. In the event that any other matter should come before the Annual Meeting or that any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matter in accordance with their best judgment. The proxy may be revoked at any time before being voted. The Company will pay the entire expense of soliciting these proxies, which solicitation will be by use of the mails. This Proxy Statement is being mailed on or about March 30, 1995.

     The total number of shares of Common Stock of the Company outstanding as of March 23, 1995 was 17,635,967. The Common Stock is the only outstanding class of securities of the Company entitled to vote. Each share has one vote. Only Shareholders of record as of the close of business on March 24, 1995 will be entitled to vote at the Annual Meeting or any adjournment or adjournments thereof.

     The affirmative vote by holders of a majority of the shares of Common Stock represented at the Annual Meeting is required for the election of Directors and for the ratification of Arthur Andersen LLP, as the Company's independent public accountants. Shares represented by proxies which are marked "abstain" with respect to the ratification of the independent public accountants and proxies which are marked to deny discretionary authority on all other matters will only be counted for determining the presence of a quorum. Votes withheld in connection with the election of one or more nominees for Director will not be counted as votes cast for such individuals. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals.

     A list of Shareholders entitled to vote at the Annual Meeting will be available at the Company's office, 275 North Middletown Road, Pearl River, New York, for a period of ten (10) days prior to the Annual Meeting for examination by any Shareholder.

                   ACTIONS TO BE TAKEN AT THE ANNUAL MEETING

I.  ELECTION OF DIRECTORS

     The Directors to be elected at the Annual Meeting will serve for a term of two years and until their successors are duly elected and qualified. Proxies not marked to the contrary will be voted "FOR" the election of the following four persons, all of whom are incumbent Directors who were previously elected by the Shareholders. The terms of office of the following incumbent Directors expire in 1997:

                                                              YEAR      SHARES OF COMMON STOCK
                                                             FIRST      OWNED BENEFICIALLY AT
                                                            BECAME A      MARCH 22, 1995 AND
        NAME AND AGE              PRINCIPAL OCCUPATION      DIRECTOR    PERCENTAGE OF CLASS(1)
- ----------------------------  ----------------------------  --------    ----------------------
Victor Hershaft (52)........  President and Chief             1989                707,207(2)(4.0%)
                              Operating Officer since
                                September 1994; President
                                since September 1992;
                                Executive Vice President
                                from February 1989 until
                                September 1992; President
                                of VHY Sales and Marketing
                                Corp., a manufacturer's
                                representative, for more
                                than the past five years
                                prior to February 1989.
Jack Becker (59)............  Practicing attorney in New      1968                 84,433(3)(4)(5)
                              York State since 1960 and a
                                principal of Snow Becker
                                Krauss P.C., general
                                counsel to the Company.
                                Such firm has been
                                retained by the Company
                                for more than the past
                                three years and will be
                                retained by the Company
                                for the current fiscal
                                year.
Robert Laidlaw (67).........  Chairman Emeritus of Coats &    1987                 18,603(4)(5)
                                Clark since March 1990;
                                Chairman of the Board of
                                Coats & Clark from 1966
                                until March 1990;
                                President of Coats & Clark
                                from 1964 to 1986; and a
                                Director of Milliken &
                                Company.
David E. McKinney (60)......  Self-employed; previously       1992                 14,062(4)(5)
                              employed by International
                                Business Machines
                                Corporation (IBM) in
                                various capacities from
                                1956 until 1992, includ-
                                ing Senior Vice President,
                                Member, Corporate Manage-
                                ment Board (1991-2). Mem-
                                ber of the Board of
                                Directors of General
                                Re-Insurance; Organi-
                                zation Resource
                                Counselors; International
                                Executive Services Corps.;
                                and New York Philharmonic.

     The terms of the following five incumbent Directors do not expire until 1996 and, accordingly, no vote is being taken on their re-election at this Annual Meeting.

                                                              YEAR      SHARES OF COMMON STOCK
                                                             FIRST      OWNED BENEFICIALLY AT
                                                            BECAME A      MARCH 22, 1995 AND
        NAME AND AGE              PRINCIPAL OCCUPATION      DIRECTOR    PERCENTAGE OF CLASS(1)
- ----------------------------  ----------------------------  --------    ----------------------
Arthur Hershaft (57)........  Chairman of the Board of        1961              2,830,267(6)(15.9%)
                              Directors since 1986, and
                                Chief Executive Officer of
                                the Company for more than
                                the past five years.
Sidney Merians (68).........  President of Capital            1986                103,975(4)(5)(7)
                              Investment Associates since
                                1986;Chairman of the Board
                                of Directors, Chief
                                Executive Officer and
                                President of Talon, Inc.
                                for more than five years
                                prior to 1986; and a
                                Director of Hygrade
                                Furniture Transport, Inc.
Thomas R. Loemker (64)......  Vice Chairman of the Board      1987                230,023(8)(1.3%)
                              of Directors from September
                                1992 until September 1994;
                                President and Chief
                                Operating Officer of the
                                Company from 1987 until
                                March 31, 1991; and
                                President of Pitney Bowes
                                Business Systems from 1985
                                to 1987.
Robert T. Puopolo (36)......  Associate Director,             1992                 17,917(4)(5)(9)
                              Oppenheimer & Co., Inc.
                                since October 1993.
                                Associate Director, Cor-
                                porate Finance Department,
                                Bear, Stearns & Co. Inc.
                                from 1987 until September
                                1993. Member of the Board
                                of Directors of Eidetics,
                                Incorporated; and Research
                                Environmental Industries,
                                Inc.
Walter W. Williams (60).....  Self-employed; previously       1993                  9,375(4)(5)
                              employed by Rubbermaid Inc.
                                in various capacities from
                                1987 until 1991, including
                                President and Chief
                                Executive Officer.
                                Employed by General
                                Electric Company from
                                1956-1987 in various
                                capacities. Member of the
                                Board of Directors of the
                                Stanley Works.

     The business background of any Executive Officer of the Company, to the extent not otherwise set forth herein, is described below.

Jack R. Plaxe (53)..........  Vice President and Chief
                              Financial Officer of the
                                Company since August 1993.
                                Prior thereto, employed in
                                various capacities with
                                AmBase Corporation,
                                including Chief Financial
                                Officer and Executive Vice
                                President.
All Officers and Directors
 as a Group (consisting of
 10 persons)....              4,031,487(22.6%)(10)

- ---------------
Arthur Hershaft and Victor Hershaft are first cousins.

 (1) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised.

 (2) Includes 38,564 shares issuable upon the exercise of outstanding stock options granted to Mr. Hershaft. In addition, includes 102,143 shares owned of record by Mr. Hershaft's wife, and as to which Mr. Hershaft disclaims beneficial ownership; and 75,041 shares held by Victor Hershaft as custodian for his children, and as to which shares Mr. Hershaft disclaims beneficial ownership. Does not include options to purchase 12,500 shares which are not currently exercisable.

 (3) Includes 51,238 shares owned of record by Mr. Becker's wife, and as to which shares Mr. Becker disclaims beneficial ownership.

 (4) Includes 9,375 options to acquire a like number of shares of Common Stock at an exercise price of $11.00 per share.

 (5) Represents less than 1% of the outstanding Common Stock of the Company.

 (6) Includes 55,768 shares issuable upon the exercise of outstanding stock options. In addition, includes 50,000 shares of Common Stock owned of record by Mr. Hershaft's wife and with respect to such shares, Mr. Hershaft disclaims beneficial ownership. Also includes 380,322 shares held by Arthur Hershaft in trust for the benefit of his children, with respect to such shares, Mr. Hershaft disclaims beneficial ownership. In addition, includes 87,812 shares of Common Stock owned of record by the Arthur and Carol Hershaft Foundation, with respect to such shares Mr. Hershaft disclaims beneficial ownership. Does not include 32,222 shares which may be acquired upon exercise of options which are not currently exercisable.

 (7) Includes 3,457 shares owned of record by Mr. Merians' wife, and as to which shares Mr. Merians disclaims beneficial ownership.

 (8) Includes 50,000 shares of Common Stock owned of record by the Thomas R. Loemker Charitable Remainder Trust, as to which Mr. Loemker disclaims beneficial ownership.

 (9) Includes 1,220 shares owned of record by Mr. Puopolo's wife, and as to which shares Mr. Puopolo disclaims beneficial ownership.

(10) Includes shares issuable upon exercise of outstanding stock options, as described in the above footnotes. In addition, includes options beneficially owned by Jack Plaxe, the Company's Chief Financial Officer and Secretary. Excludes shares beneficially owned by Michael DeSisti and Earle
     H. Grossman, who are not standing for re-election to the Company's Board of Directors.

II. RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP has been the independent public accountants of the Company since November 1979. They have no financial interest, either direct or indirect, in the Company. Selection of independent public accountants is made by the Audit Committee of the Company's Board of Directors and is approved by the entire Board of Directors, subject to Shareholder ratification. A representative of Arthur Andersen LLP is expected to attend the Annual Meeting and to have an opportunity to make a statement or respond to appropriate questions from Shareholders.

     Management recommends voting "FOR" the ratification of the appointment of the independent public accountants.

                     MEETINGS OF THE BOARD OF DIRECTORS AND
                        INFORMATION REGARDING COMMITTEES

     The Board of Directors has three standing committees, an Audit Committee, a Compensation Committee and an Information Systems Committee. The Board of Directors does not have a Nominating Committee.

     The Audit Committee is composed of Sidney Merians (Chairman), Earle Grossman, Michael DeSisti and Robert Puopolo. Messrs. Grossman and DeSisti are not standing for re-election as Directors. Mr. Loemker will join the Audit Committee effective April 25, 1995. The duties of the Audit Committee include recommending the engagement of independent auditors, reviewing and considering actions of Management in matters relating to audit functions, reviewing with independent auditors the scope and results of its audit engagement, reviewing reports from various regulatory authorities, reviewing the system of internal controls and procedures of the Company, and reviewing the effectiveness of procedures intended to prevent violations of law and regulation. The Audit Committee held two meetings in 1994.

     The Compensation Committee is composed of David McKinney (Chairman), Robert Laidlaw and Walter Williams. Among the duties of this Committee are to recommend to the Board remuneration for officers of the Company, to determine the number and issuance of options pursuant to the Company's 1990 Employee Stock Option Plan and to recommend the establishment of and to monitor a compensation and incentive program for all executives of the Company. The Compensation Committee held three meetings in 1994.

     The Information Systems Committee is composed of Walter Williams (Chairman), David McKinney and Thomas Loemker. The Committee was formed in January 1995 to monitor the development and implementation of advanced, integrated electronic data systems throughout the Company and to ensure that such systems support the Company's strategic objectives.

     The Board of Directors held four meetings in 1994. All Directors attended at least 75% of the total number of Board meetings and of the meetings of Committees on which each Director served.

     The Company has also adopted a policy that no member of the Board of Directors who attains the age of seventy years shall stand for re-election to the Board of Directors.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth as of March 22, 1995 information with respect to those persons known to the Company to be beneficial owners of more than 5% of the Company's Common Stock.

                                                                 SHARES           PERCENTAGE
                        NAME AND ADDRESS                   BENEFICIALLY OWNED      OF CLASS
        -------------------------------------------------  ------------------     ----------
        Arthur Hershaft                                         2,830,267(1)          15.9%
        275 North Middletown Road
        Pearl River, NY 10965
        The Prudential Insurance
          Company of America                                    1,718,435(2)           9.7%
        Prudential Plaza
        Newark, NJ 07102

- ---------------
(1) Includes 55,768 shares issuable upon the exercise of outstanding stock options. In addition, includes 50,000 shares of Common Stock owned of record by Mr. Hershaft's wife with respect to which Mr. Hershaft disclaims beneficial ownership. Also includes 380,322 shares held by Arthur Hershaft in trust for the benefit of his children, with respect to such shares Mr. Hershaft disclaims beneficial ownership. In addition, includes 87,812 shares of Common Stock owned of record by the Arthur and Carol Hershaft Foundation, with respect to such shares Mr. Hershaft disclaims beneficial ownership. Does not include 32,222 shares which may be acquired upon exercise of options which are not currently exercisable.

(2) Represents shares of Common Stock held for the benefit of The Prudential Insurance Company of America's clients.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes the aggregate compensation paid by the Company to the Chief Executive Officer and the three other Executive Officers of the Company during the last three fiscal years:

                                                                                             LONG-TERM COMPENSATION
                                                                                -------------------------------------------------
                                                                                                          PAYOUTS
                                                                                                         ---------
                                             ANNUAL COMPENSATION                                                        AWARDS
                                 --------------------------------------------                               (H)      ------------
                                                                     (E)           (F)                   LONG-TERM
                                                                    OTHER       RESTRICTED      (G)      INCENTIVE       (I)
              (A)                                                   ANNUAL        STOCK      OPTIONS/      PLAN          ALL
            NAME AND             (B)       (C)          (D)      COMPENSATION    AWARD(S)      SARS       PAYOUTS       OTHER
       PRINCIPAL POSITION        YEAR   SALARY($)     BONUS($)       ($)           ($)        (#)(1)        ($)      COMPENSATION
- -------------------------------- ----   ---------     --------   ------------   ----------   ---------   ---------   ------------
Arthur Hershaft................. 1994   $ 332,235     $383,731     --             --            0          --          --
Chief Executive Officer and      1993   $ 321,000     $401,250     --             --           31,250      --          --
Chairman of the Board of         1992   $ 312,903     $383,750     --             --            9,766      --          --
  Directors
Victor Hershaft................. 1994   $ 288,765     $266,819     --             --            0          --          --
President and Director           1993   $ 279,000     $279,000     --             --           12,500      --          --
                                 1992   $ 272,134     $267,000     --             --            6,836      --          --
Thomas Loemker.................. 1994   $ 134,615     $100,000     --             --            --         --          --
Vice Chairman of the Board       1993   $ 200,000     $      0     --             --            --         --          --
                                 1992   $  57,692(2)  $      0     --             --            --         --          --
Jack Plaxe...................... 1994   $ 165,000     $127,050     --             --            0          --          --
Chief Financial Officer and      1993   $  66,635(3)  $      0     --             --           15,625      --          --
  Secretary

- ---------------
(1) Represents incentive stock options granted under the Company's 1990 Employee Stock Option Plan, as adjusted for stock splits effectuated in the form of stock dividends and stock dividends declared and issued subsequent to the grant of such options.

(2) Includes compensation paid from September 21, 1992 at the rate of $200,000 per annum, and excludes consulting fees of $13,707 paid to Mr. Loemker from January 1, 1992 through September 21, 1992, the date Mr. Loemker became Vice Chairman of the Board of Directors of the Company.

(3) Includes compensation paid from August 8, 1993 at the rate of $165,000 per annum.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR END OPTION SAR VALUES

                                                                                                (E)
                                                                             (D)              VALUE OF
                                                                          NUMBER OF         UNEXERCISED
                                                                         UNEXERCISED        IN-THE-MONEY
                                             (B)                         OPTIONS/SARS       OPTIONS/SARS
                                            SHARES           (C)        AT FY-END (#)      AT FY-END ($)
                 (A)                     ACQUIRED ON        VALUE        EXERCISABLE/       EXERCISABLE/
                 NAME                   EXERCISE(#)(1)     REALIZED     UNEXERCISABLE      UNEXERCISABLE
- --------------------------------------  --------------     --------     --------------     --------------
Arthur Hershaft.......................          0               0       46,841/16,149        $96,780/0
Victor Hershaft.......................          0               0         104,408/0          $615,043/0
Thomas Loemker........................          0               0            0/0             $ 0/0
Jack Plaxe............................          0               0         15,625/0           $2,500/0

- ---------------
(1) As adjusted for stock splits effectuated in the form of stock dividends and stock dividends declared and issued subsequent to the date of grant of such options.

COMPENSATION OF DIRECTORS

     The Company pays each of its Directors, who are not employees of the Company, in their capacity as Directors, $12,000 per annum and the Company grants each such Director options to purchase 5,000 shares upon becoming a Director and options to purchase an additional 2,500 shares per year. In addition, each such Director is entitled to receive $1,000 for attendance at meetings of the Board of Directors and $600 for attendance at Committee meetings. Committee chairmen receive $1,000 per annum in such capacity.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENT

     See "Certain Transactions" for a description of employment contracts between the Company and Arthur Hershaft and Victor Hershaft, and certain compensation that may be payable to Arthur Hershaft and Victor Hershaft upon a change in control of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee was an officer or employee of the Company or of any of its subsidiaries during the prior year or was formerly an officer of the Company or of any of its subsidiaries. None of the Executive Officers of the Company has served on the Board of Directors or Compensation Committee during the last fiscal year of any other entity, any of whose officers served either on the Board of Directors of the Company or on the Compensation Committee of the Company.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION POLICY

     The policy and objectives of the Compensation Committee of the Board of Directors with respect to executive compensation are to improve shareholder valuation by enhancing corporate performance through attracting and retaining key executive personnel. The philosophy of the Committee is to base executive compensation on short and long term performance criteria, thereby providing the motivation and incentive for outstanding performance by executive officers.

     The following statements summarize the policies that guide the Committee's executive compensation decisions. The Company's executive compensation program is designed to:

     - Create an inducement and motivation for executive officers to sustain Company growth and increase market share.

     - Align the financial interests of the executive officers with those of the Company's shareholders.

     - Reward above-average returns to shareholders.

     - Induce corporate loyalty in both the short and long term.

     The Company's executive compensation program has three major components: base salaries, annual incentive, and long-term incentives.

BASE SALARIES

     The Company's executive officers receive base salaries as compensation for their job performance, abilities, knowledge, and experience. With respect to Arthur Hershaft, the Chief Executive Officer and Chairman of the Board of Directors of the Company, the base salary is determined pursuant to the terms of his employment contract with the Company. Apart from any contractual commitments, the base salaries paid to the executive officers are intended to be maintained at competitive levels. This reflects the Committee's desire to place more emphasis on the incentive portion of executive compensation, and thereby correlating compensation to performance. The Committee reviews base salaries annually and determines increases based upon an executive officer's contribution to corporate performance and competitive market conditions.

     In accordance with the terms of Arthur Hershaft's employment contract, Arthur Hershaft is entitled to an increase every year equal to $10,000, provided the Company's net profits after tax during the prior fiscal year are not less than $1,000,000, plus an inflation factor equal to the Consumer Price Index not to exceed 5%. Notwithstanding the foregoing, and subject to agreement by Arthur Hershaft, the Committee has in certain instances recommended that the rate of increase provided pursuant to the terms of the employment agreement be reduced in a given year. Accordingly, the increase in compensation afforded Arthur Hershaft for the 1994 calendar year was less than what was required under his employment agreement with the Company.

ANNUAL INCENTIVE COMPENSATION

     The Committee has adopted an annual incentive compensation program based upon corporate performance criteria to augment the base salaries received by executive officers. Under the incentive compensation program, performance is measured as a function of the Company's improvement in earnings per share from year to year. The Committee has established "target" bonus awards for each executive officer which will be paid if the growth in earnings per share is 15%. No bonus will be paid unless the growth in earnings per share is at least 5%. The maximum bonus award of 200% of target is paid for growth in earnings per share of 30% or more. The "target" bonus award with respect to Arthur Hershaft is 75% of base salary.

LONG-TERM INCENTIVES

     The Company has also established a Stock Option Plan, pursuant to which stock options are awarded by the Committee periodically to executive officers. The Stock Option Plan is designed to encourage executives to acquire an equity interest in the Company, and thereby aligning their long-term financial interests with those of the shareholders. In January 1995, the Committee authorized a grant to Arthur Hershaft of 25,000 options to purchase a like number of shares of the Company's Common Stock at an exercise price of $11.00 per share (110% of the closing market price on the date of grant). The Committee believes this grant to be consistent with its compensation policies by encouraging performance which contributes to the overall profitability of the Company and which increases the price of the Company's Common Stock.

     Submitted March 15, 1995 by the members of the Compensation Committee.

                            David McKinney, Chairman
                                 Robert Laidlaw
                                Walter Williams

PERFORMANCE GRAPH

     The following graph compares on a cumulative basis the yearly percentage change, assuming dividend reinvestment, over the last five fiscal years in (a) the total shareholder return on the Company's Common Stock with (b) the total return on the Standard & Poor's 500 Composite Index ("S&P 500") and (c) the total return on a selected peer group index (the "1994 Peer Group"). The S&P 500 has been selected as the required broad entity market index. The 1994 Peer Group is an index weighted by the relative market capitalization of the following ten companies which were selected for being in related industries to the Company's (product identification, bar-code, apparel, textile, and printing), for having revenues between $50 and $700 million in their most recently reported fiscal years and for having 5 year compound annual revenue growth of at least 10%. The ten are:
W.H. Brady Co.; Cadmus Communications Corp.; Checkpoint Systems, Inc.; Merrill Corporation; Sealright Co., Inc.; Sensormatic Electronics Corp.; Shorewood Packaging Corporation; Symbol Technologies Inc.; Telxon Corp.; and Texfi Industries Inc.

     The exhibit below assumes that $100 had been invested in each of PAXAR Corporation, the S&P 500, and the 10-member 1994 Peer Group on December 31, 1989.

             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
                 PAXAR CORPORATION, S&P 500 INDEX & PEER GROUP

      MEASUREMENT PERIOD             PAXAR          S&P 500     94 PEER GROUP
    (FISCAL YEAR COVERED)         CORPORATION        INDEX         INDEX
1990                                  64.06           96.88           88.21
1991                                 153.18          126.42          146.39
1992                                 422.18          136.08          141.25
1993                                 411.44          149.80          181.91
1994                                 340.03          151.78          218.33

     The immediately preceding sections entitled "Report of the Compensation Committee of the Board of Directors on Executive Compensation" and "Performance Graph" do not constitute soliciting material for purposes of Rule 14a-9 of the Securities and Exchange Commission (the "Commission"), will not be deemed to have been filed with the Commission for purposes of Section 18 of the Securities Exchange Act of 1934, and are not to be incorporated by reference into any other filing made by the Company with the Commission.

                              CERTAIN TRANSACTIONS

     The Company leases one plant located in Sayre, Pennsylvania from certain present and former principals of the Company and certain of their heirs at an annual rental of $108,000. The Company also occupies 10,000 square feet of office space in a Pearl River, New York building owned by a partnership, the partners of which are trusts for the benefit of the grandchildren of the former Chairman of the Company who is now deceased, on a month-to-month basis at a rental of $8,333. Management believes that the terms of these transactions are no less favorable to the Company than the terms obtainable from non-affiliated persons.

     On December 16, 1986, Arthur Hershaft and the Company entered into an employment agreement. The agreement provides for an initial term of five years and is renewable, at the option of Mr. Hershaft, for an additional five years. In 1991, Mr. Hershaft exercised his option to renew his agreement for an additional five years. Thereafter, the contract is automatically renewed annually unless either the Company or Mr. Hershaft elect to terminate it. Mr. Hershaft received a salary of $240,000 per annum for the initial year of the agreement and, thereafter, received and will receive annual increases equal to the percentage increase indicated by the Consumer Price Index not to exceed five percent per annum, plus $10,000, provided that the Company has net profits after taxes of not less than $1,000,000 ("fixed compensation"). Mr. Hershaft's fixed compensation for the fiscal year ended December 31, 1995 will be $343,863. Mr. Hershaft will also be a participant in the Company's incentive compensation programs and he will be entitled to receive other fringe benefits available to executives employed by the Company. The Company shall also maintain a $1,000,000 life insurance policy on Mr. Hershaft's life, payable to beneficiaries named by Mr. Hershaft, provided that the Company shall not pay premiums for such policy in excess of $10,000 per annum. In the event of a permanent disability, Mr. Hershaft will be entitled to $150,000 per annum (inclusive of coverage provided by Social Security) pursuant to the proceeds of the disability insurance policy maintained by the Company on Mr. Hershaft's behalf, provided that the premiums for such disability insurance do not exceed $15,000 per annum. Mr. Hershaft may resign as an active employee and become a consultant to the Company following the conclusion of the term of the employment agreement. In the event Mr. Hershaft becomes a consultant, he will be entitled to receive annual compensation of $75,000 for each year in which he acts as a consultant to the Company prior to his 65th birthday and annual compensation of $150,000 for each year in which he acts as a consultant to the Company following his 65th birthday. The aggregate length of Mr. Hershaft's consulting term is to be 10 years. In the event there is a change in control of the Company which Mr. Hershaft and a majority of the Corporation's Board of Directors oppose, Mr. Hershaft will be entitled, upon such change of control, to terminate his employment and receive 2.9 times his fixed compensation as defined in the employment agreement. However, if Mr. Hershaft opposes a change in control, but the majority of the Board of Directors vote in favor of such change, then Mr. Hershaft may terminate his employment and receive 2.5 times his fixed compensation. The employment agreement also contains various restrictive covenants limiting Mr. Hershaft's ability to enter into competition with the Company.

     Arthur Hershaft, Victor Hershaft, Fred Hershaft and other family members are parties to a Shareholders Agreement, as amended, whereby they each granted the others rights of first refusal on future sales of Common Stock of the Company owned by them so long as such persons own any shares.

     On February 13, 1989, Victor Hershaft and the Company entered into an employment agreement. The agreement provides for an initial term of six years and is renewable for an additional four years unless either party elects to terminate the agreement. Thereafter, the contract is automatically renewable annually unless either the Company or Mr. Hershaft elects to terminate it. Mr. Hershaft received a salary of $240,000 per annum for the initial year of the agreement and, thereafter received and will receive annual increases equal to the greater of (i) the average of the percentage increase of fixed compensation of the three most senior executive officers of the Company granted during the year then ended and (ii) five (5%) percent of Mr. Hershaft's fixed compensation. Mr. Hershaft's fixed compensation for the fiscal year ending December 31, 1995 will be $298,872. Mr. Hershaft will also be a participant in the Company's incentive compensation program and he will be entitled to receive other fringe benefits available to executives employed by the Company. The Company shall also maintain a $200,000 life insurance policy on Mr. Hershaft's life, payable to beneficiaries named by Mr. Hershaft. In the event of a permanent disability, Mr. Hershaft will be entitled to $150,000 per annum (inclusive of coverage provided by Social Security) pursuant to the proceeds of the disability insurance policy maintained by the Company on Mr. Hershaft's behalf, provided that the premiums for such disability insurance do not exceed $7,500 per annum. Mr. Hershaft may resign as an active employee and become a manufacturer's representative for the Company at the expiration of the initial term or any renewed term. In the event there is a change in control of the Company which Mr. Victor Hershaft, Mr. Arthur Hershaft and a majority of the Corporation's Board of Directors oppose, Mr. Victor Hershaft will be entitled, upon such change of control, to terminate his employment and receive 2.9 times his fixed compensation as defined in the employment agreement. However, if Mr. Victor Hershaft and Mr. Arthur Hershaft oppose a change in control, but the majority of the Board of Directors vote in favor of such change, then Mr. Victor Hershaft upon such change in control may terminate his employment and receive 2.5 times his fixed compensation. The employment agreement also contains various restrictive covenants limiting Mr. Victor Hershaft's ability to enter into competition with the Company.

     The law firm of Snow Becker Krauss P.C., of which Jack Becker, a Director of the Company is a principal, serves as general counsel to the Company.

     The Company has procured Directors and Officers' liability insurance from Royal Indemnity Company under a contract dated March 1, 1995 at an aggregate annual premium of $43,000. The policy insures the Company and the Directors and Officers of the Company in accordance with the indemnification provisions of the New York Business Corporation Law.

     In December 1989, Arthur Hershaft and the Company entered into an agreement, as amended, providing for restrictions on the transfer by Mr. Hershaft, or by his relatives or legal representatives, of the issued and outstanding Common Stock of the Company held by Mr. Hershaft. The agreement prohibits Mr. Hershaft from selling or otherwise encumbering or disposing of his Common Stock unless he first offers the shares in writing for sale to the Company at a price equal to the market value of the shares, or, if Mr. Hershaft receives an offer from a third party to purchase all or a portion of his Common Stock, at a price per share equal to the price offered by the third party. The agreement permits Mr. Hershaft to gift up to 100,000 shares per annum and to encumber and/or pledge up to an additional 75,000 per annum during the term of the agreement. In addition, the agreement permits Mr. Hershaft to transfer Common Stock to his wife, children, grandchildren or a charitable trust maintained by him, provided that any such permitted transferee enters into an agreement with the Company on the same terms as Mr. Hershaft's December 1989 agreement. The agreement also allows Mr. Hershaft the following rights: (i) to sell Common Stock on the open market in quantities permissible under Rule 144 promulgated by the Securities and Exchange Commission; and (ii) to sell Common Stock pursuant to a merger or other corporate reorganization approved by the Company's Board of Directors, provided that the same transaction is offered to at least the holders of a majority of the Company's then outstanding shares of Common Stock.

     In the event of the death of Mr. Hershaft, the December 1989 agreement, as amended, also requires the Company to purchase and the executor or administrator of Mr. Hershaft's estate to sell (i) all of the shares of Common Stock owned by the estate, if the total market value of such shares shall be $5,000,000 or less, or (ii) the number of shares of a market value of $5,000,000, if the total valuation of all of the Common Stock owned by Mr. Hershaft's estate shall be more than $5,000,000. Under the agreement, the Company agreed to procure life insurance on the life of Mr. Hershaft in the aggregate amount of $5,000,000 to provide funds necessary to purchase Common Stock, as required upon his death. If less than all of the Common Stock held by Mr. Hershaft's estate is sold to the Company upon his death, the Company shall have the right, once during each twelve-month period after closing of the purchase of Common Stock for the estate, to purchase additional Common Stock for the estate in amounts equal to the lesser of up to 30,000 shares or such number of shares as shall have an aggregate market value of $350,000. The beneficiaries of Mr. Hershaft's estate will be bound by the terms of the agreement.

     On January 26, 1995, the Company granted 12,500 incentive stock options exercisable at $10.00 per share to Victor Hershaft, a Director and President of the Company, and 12,000 to Jack Plaxe, the Company's Vice President and Chief Financial Officer. Twenty-five percent of such options became exercisable on the first anniversary of the date such options were granted. Thereafter an additional twenty-five percent becomes exercisable on each succeeding anniversary. Once vested, the options remain exercisable until January 25, 2005.

     On January 26, 1995, the Company granted 25,000 incentive stock options to Arthur Hershaft, the Company's Chief Executive Officer. Such options are exercisable at a price of $11.00 per share for a period of five years.

     On April 27, 1994, the Company granted an aggregate of 75,000 options (9,375 each) to the following of the Company's Directors: David McKinney, Robert Laidlaw, Jack Becker, Sidney Merians, Walter Williams, Robert Puopolo, Michael DeSisti and Earle Grossman. Such options are exercisable at $11.00 per share for a period of ten years and were granted in connection with service on the Company's Board of Directors. See "Executive Compensation -- Compensation of Directors."

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and persons who own more than ten-percent of the Company's equity securities are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from January 1, 1994 through December 31, 1994, all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with.

                 DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Proposals of shareholders of the Company that are intended to be presented at the Company's next Annual Meeting must be received by the Company no later than November 30, 1995 in order for them to be included in the proxy statement and form of proxy relating to that meeting.

                                          By Order of the Board of Directors

                                          Jack Plaxe,
                                          Secretary

Pearl River, New York
March 30, 1995

                                                        /X/  Please mark
                                                             your votes
                                                             as this


                                                ------------    ------------
                                                   COMMON           ESPP

If you wish to withhold authority to vote for any indicated nominee, strike a line through that nominee's name in the list below.

1.  ELECTION OF                              Nominees: Victor Hershaft
    DIRECTORS     / / FOR    / / WITHHELD              Jack Becker
                                                       Robert Laidlaw
                                                       David E. McKinney

    For all nominees listed below (except as indicated)

    ----------------------------------------------------

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP, AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR ENDED DECEMBER 31, 1995; and upon each other matter or matters that may properly come before the meeting or any adjournment or adjournments thereof.

                  / / FOR        / / AGAINST     / / ABSTAIN

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY SELECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE RATIFICATION OF ARTHUR ANDERSEN LLP, AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


Signatures                                           Date
          ----------------------------------------        ---------------------


Signatures                                           Date
          ----------------------------------------        ---------------------

NOTE: (This proxy should be marked, dated and signed by the shareholder(s) exactly as his name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.
      If shares are held by joint tenants or as community property, both must sign.)